Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228019 on Form S-8 of Ameren Corporation of our report dated June 24, 2021 appearing in this Annual Report on Form 11-K of the Ameren Corporation Savings Investment Plan for the year ended December 31, 2020.

/s/ Crowe LLP
Crowe LLP

Oak Brook, Illinois

June 24, 2021